SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FPB Bancorp, Inc.

(Name of registrant as specified in its charter)

Florida (State or jurisdiction of incorporation or organization)	65-1147861 (I.R.S. Employer Identification No.)

1301 SE Port St. Lucie Boulevard Port St. Lucie, Florida (Address of principal executive offices)	34952 (Zip Code)

1998 STOCK OPTION PLAN
(Full title of the plan)

David W. Skiles
President & Chief Executive Officer 1301 SE Port St. Lucie Boulevard Port St. Lucie, Florida 34952 (772) 398-1388
(Name, address and telephone number of agent for service)

Copies Requested to:
George Igler or Richard L. Pearlman, Esq.
Igler & Dougherty, P.A.
1501 Park Avenue East
Tallahassee, Florida 32301
(850) 878-2411 Telephone
(850) 878-1230 Facsimile

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock $0.01 par value	$122,666	$10.50	$1,287,993	$322.00

(1) Estimated solely for the purpose of calculating the registration fee on the exercise price of options previously granted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by FPB Bancorp, Inc. (“FPB”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

1.	FPB’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

2.	FPB’s Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2003;

Item 4. Description of Securities.

     The description of common stock contained in FPB’s Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on May 15, 2002, Registration File No. 333-85836 is hereby incorporated by reference.

Item 6. Indemnification of Directors and Officers.

     The description of the indemnification provisions of FPB’s Articles of Incorporation, FPB’s Bylaws and Florida law contained in FPB’s Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on May 15, 2002, Registration File No. 333-85836 is hereby incorporated by reference.

Item 8. Exhibits.

     The following exhibits are or have been filed with the Securities and Exchange Commission and are incorporated by reference into this registration statement. The exhibits which are marked by a (1) were previously filed as a part of a Registration Statement on Form 8-A12G for FPB filed with the SEC on November 16, 2001, File No. 000-33351. The exhibits which are marked by (2) were previously filed as part of the Bank’s Registration Statement on Form SB-1, filed with the Federal Deposit Insurance Corporation on April 30, 2000. The exhibit numbers correspond to the exhibit numbers in the referenced documents.

Exhibit No.		Description of Exhibit

(1)	3.1	Amended and Restated Articles of Incorporation of FPB
(1)	3.2	Bylaws of FPB
(1)	4.1	Specimen Common Stock Certificate
(2)	4.2	1998 Stock Option Plan
(2)	4.3	Warrant Agreement
	4.4	Form of Non-Qualified Stock Option Agreement
	5.1	Opinion of Igler & Dougherty, P.A.

Exhibit No.	Description of Exhibit

23.1	Consent of Igler & Dougherty. P.A. (contained in Exhibit 5.1)
23.2	Consent of Hacker, Johnson & Smith, PA
24.1	Power of Attorney - included in Signature Page of Registration Statement

Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

		(iii)	Include any additional or changed material information on the plan of distribution.

	(2)	For determining any liability under the Securities Act of 1933 treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPB certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Port St. Lucie, State of Florida on July 16, 2003.

FPB BANCORP, INC.

Date: July 16, 2003	By:	/s/ David W. Skiles David W. Skiles President and Chief Executive Officer

Date: July 16, 2003	By:	/s/ Nancy E. Aumack Nancy E. Aumack Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Skiles and Nancy E. Aumack, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ James L. Autin	Director	July 16, 2003
James L. Autin

/s/ John R. Baker	Director, Vice Chairman	July 16, 2003
John R. Baker, Sr.

/s/ Gary A. Berger	Director, Chairman	July 16, 2003
Gary A. Berger

Signature	Title	Date

/s/ Donald J. Cuozzo	Director	July 16, 2003
Donald J. Cuozzo

/s/Ann L. Decker	Director	July 16, 2003
Ann L. Decker

/s/ Paul J. Miret	Director	July 16, 2003
Paul J. Miret

/s/ Robert L. Schweiger	Director, Secretary	July 16, 2003
Robert L. Schweiger

	Director	July 16, 2003
Robert L. Seeley

/s/ David W. Skiles	Director, President,	July 16, 2003
David W. Skiles	Chief Executive Officer

/s/ Paul A. Zinter	Director	July 16, 2003
Paul A. Zinter